Filed Pursuant to Rule 424(b)(3)
Registration No. 333-192331

KBS STRATEGIC OPPORTUNITY REIT II, INC.
SUPPLEMENT NO. 8 DATED JANUARY 7, 2015
TO THE PROSPECTUS DATED AUGUST 12, 2014

This document supplements, and should be read in conjunction with, the prospectus of KBS Strategic Opportunity REIT II, Inc. dated August 12, 2014, as supplemented by supplement no. 1 dated August 25, 2014, supplement no. 2 dated September 8, 2014, supplement no. 3 dated September 22, 2014, supplement no. 4 dated October 14, 2014, supplement no. 5 dated November 14, 2014, supplement no. 6 dated November 20, 2014 and supplement no. 7 dated January 5, 2015. As used herein, the terms “we,” “our” and “us” refer to KBS Strategic Opportunity REIT II, Inc. and, as required by context, KBS Strategic Opportunity Limited Partnership II, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the status of the offering.
Status of the Offering
We commenced our initial public offering of 180,000,000 shares of common stock on August 12, 2014. As of January 7, 2015, we had received gross offering proceeds of approximately $2.0 million, which is sufficient to satisfy the minimum offering amounts in all states where we are conducting this offering except New York, Pennsylvania and Washington. Accordingly, we have broken escrow with respect to subscriptions received from all states where we are conducting this offering except New York, Pennsylvania and Washington, which have minimum offering amounts of $2.5 million, $50.0 million and $40.0 million, respectively.
Except with respect to subscriptions from New York, Pennsylvania and Washington, subscribers should make their checks payable to “KBS Strategic Opportunity REIT II, Inc.” Until we have raised $2.5 million, $50.0 million and $40.0 million, respectively, including from persons affiliated with us and our advisor, New York, Pennsylvania and Washington investors should continue to make their checks payable to “UMB Bank, N.A., as Escrow Agent for KBS Strategic Opportunity REIT II, Inc.”

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